Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos.2-91432, 2-72124, 2-85698, 2-97280, 33-37319, 33-37323, 33-11790, 333-134387, 333-134384, 333-103844, 333-30918, 333-90127, 333-79227, 333-10801, 33-59005, and 33-55613), Form S-3 (File Nos. 2-84252, 33-9706, 33-22196, 33-47213, 333-136451, 333-80781, 333-23025), and Form S-4 (File No. 33-58117, 33-48960, and 33-47213) of Millipore Corporation of our report dated February 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 28, 2007